Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARTISTdirect, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-122027, No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of ARTISTdirect, Inc., of our report dated  April 14, 2009, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 of ARTISTdirect, Inc.

/s/	Gumbiner Savett Inc.

GUMBINER SAVETT INC.

Santa Monica, California
April 14, 2009